Exhibit 99.1

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES CLOSING OF OFFERING OF 9.0% PRIORITY GUARANTEE NOTES DUE 2022

San Antonio, Texas, September 10, 2014. Clear Channel Communications, Inc. (“CCU”) announced today the closing of its previously announced offering of $750.0 million aggregate principal amount of its 9.0% Priority Guarantee Notes due 2022 (the “Notes”).

The Notes are fully and unconditionally guaranteed on a senior secured basis by CCU’s parent, Clear Channel Capital I, LLC, and all of CCU’s existing and future material wholly-owned domestic restricted subsidiaries. The Notes and the related guarantees are secured by (1) a lien on (a) the capital stock of CCU and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing CCU’s legacy notes), in each case equal in priority to the liens securing the obligations under CCU’s senior secured credit facilities and existing priority guarantee notes and (2) a lien on the accounts receivable and related assets securing CCU’s receivables based credit facility junior in priority to the lien securing CCU’s obligations thereunder.

CCU used the net proceeds from the offering to prepay at par $729.0 million of the loans outstanding under its term loan B facility and $12.1 million of the loans outstanding under its term loan C—asset sale facility, to pay accrued and unpaid interest with regard to such loans to, but not including, the date of prepayment, and to pay fees and expenses related to the offering and the prepayment.

The Notes and related guarantees were offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees were not registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About Clear Channel Communications

Clear Channel Communications, Inc. is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 40 countries across five continents, connecting people to brands using innovative new technology.

Contact

For further information, please contact:

Media:

Wendy Goldberg

Executive Vice President, Communications

(212) 377-1105

Investors:

Effie Epstein

Vice President, Planning and Investor Relations

(212) 377-1116

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